PROSPECTUS SUPPLEMENT DATED JUNE 15, 1998

    (To Prospectus dated October 30, 1997)

                                  CYMER, INC.

                               U.S. $172,500,000
    3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof

                            ------------------------

This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following table:

                            SELLING SECURITYHOLDERS

                                                                                            NUMBER OF SHARES OF
                                                                 PRINCIPAL AMOUNT OF     COMMON STOCK BENEFICIALLY
                                                               NOTES BENEFICIALLY OWNED  OWNED AND OFFERED HEREBY
                   SELLING SECURITYHOLDER                         AND OFFERED HEREBY              (1)(2)
-------------------------------------------------------------  ------------------------  -------------------------
Canadian Imperial Holdings, Inc..............................               3,500                       74
David Lipscomb University General Endowment (3)..............              15,000                      319
Deutsche Morgan Grenfell Inc. (3) (4)........................           1,000,000                   21,277
Equitable Life Assurance Separate Account Convertibles (3)...             300,000                    6,383
The First Foundation (3).....................................              55,000                    1,170
Hudson River Trust Balanced Account (3)......................             245,000                    5,212
Hudson River Trust Growth and Income Account (3).............             750,000                   15,957
Hudson River Trust Growth Investors (3)......................             250,000                    5,319
Kellner, Dileo & Co..........................................           1,250,000                   26,595
Memphis Light, Water and Gas Retirement Fund (3).............             220,000                    4,680
Schroders & Co...............................................             800,000                   17,021

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(1) Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes-- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3) Represents additional Notes and Shares being registered by the Selling Securityholder.

(4) Deutsche Morgan Grenfell Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or have options in the Company and may also perform investment banking or advisory services, and/or have lending or other credit relationships with the Company.